FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of April 14, 2016, by and between ARE-SD REGION NO. 32, LLC, a Delaware limited liability company (“Landlord”), and ILLUMINA, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Amended and Restated Lease Agreement dated as of March 27, 2012, as amended by that certain First Amendment to Lease dated as of May 23, 2013, as further amended by that certain Amended and Restated Second Amendment to Lease dated as of March 12, 2015 (the “Second Amendment”), as further amended by that certain letter agreement dated March 12, 2015, as further amended by that certain Third Amendment to Lease dated as of September 2, 2015, and as further amended by that certain letter agreement dated December 10, 2015 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 792,687 rentable square feet (“Premises”) located at 5200 Illumina Way, San Diego, California (“Project”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Tenant desires to construct a parking structure at the Project as more particularly described on Schedule 1 to the P2 Phase 1 Parking Structure Work Letter attached hereto as Exhibit A (the “P2 Phase 1 Parking Structure”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Construction of P2 Phase 1 Parking Structure. Tenant shall construct, which construction is being performed at Tenant’s election and for Tenant’s benefit, the P2 Phase 1 Parking Structure, at Tenant’s sole cost and expense, pursuant to the terms of the P2 Phase 1 Parking Structure Work Letter attached to this Fourth Amendment as Exhibit A. Tenant shall complete the P2 Phase 1 Parking Structure in a good and workman like manner and in compliance with all Legal Requirements. Tenant shall use commercially reasonable efforts to cause the P2 Phase 1 Parking Structure Improvements and the Visitor’s Center Tenant Improvements to be Substantially Completed (all as defined in the P2 Phase 1 Parking Structure Work Letter) by the date set forth in the Schedule attached to the P2 Phase 1 Parking Structure Work Letter for the Substantial Completion of the P2 Phase 1 Parking Structure Improvements and the Visitor’s Center Tenant Improvements (as such date may be extended by Force Majeure delays). Tenant’s failure to Substantially Complete the P2 Phase 1 Parking Structure Improvements and the Visitor’s Center Tenant Improvements on or before the date that is 180 days after the date set forth in the Schedule attached to the P2 Phase 1 Parking Structure Work Letter for the Substantial Completion of the P2 Phase 1 Parking Structure Improvements and the Visitor’s Center Tenant Improvements (as such date may be extended by Force Majeure delays) shall constitute a Default by Tenant under the Lease.

The P2 Phase 1 Parking Structure shall be constructed in the location within the Project identified on the site plan attached to this Fourth Amendment as Exhibit B.

2.
P2 Phase 1 Parking Structure Costs. Tenant shall be responsible for all Parking Structure Costs (as defined in the P2 Phase 1 Parking Structure Work Letter) incurred, whether incurred by Landlord or Tenant, in connection with the P2 Phase 1 Parking Structure, including, without limitation, costs incurred in connection with the design, permitting and construction of the P2 Phase 1 Parking Structure (and including, without limitation, the cost of the Visitor’s Center Tenant Improvements).

3.
No Removal or Restoration. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no obligation or right to remove the P2 Phase 1 Parking Structure, including, without limitation, the Visitor’s Center Tenant Improvements, security equipment serving the P2 Phase 1 Parking Structure, or site work at the Project associated with the construction of the P2 Phase 1 Parking Structure, and Tenant shall be required, at Tenant’s sole cost and expense, to maintain the P2 Phase 1 Parking Structure (including, without limitation, the Visitor’s Center Tenant Improvements and the security equipment serving the P2 Phase 1 Parking Structure) at all times in good condition and repair during the Term.

4.
Parking. Commencing on the Substantial Completion of the P2 Phase 1 Parking Structure Improvements and the Visitor’s Center Tenant Improvements, the second paragraph of Section 10 of the Lease is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary contained herein, in no event shall Tenant have the right to use more parking spaces at the Project than the maximum number of parking spaces permitted by applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Lease, Tenant may only elect to exercise any of its Extension Rights under Section 40 with respect to less than all of the Buildings, if, as of the commencement date of the applicable Extension Term, (i) there are 4 parking spaces per 1,000 rentable square feet available for each Building with respect to which Tenant does not extend the Term of the Lease and those parking spaces are in reasonably close proximity to the applicable Building, and (ii) there are 4 parking spaces per 1,000 rentable square feet available for each Building with respect to which Tenant has elected to extend the Term of the Lease. Tenant agrees to indemnify, defend, save and hold Landlord harmless from and against any and all Claims (including, without limitation, from any Governmental Authority) at any time(s) (including, without limitation, during the construction of any Building(s) and/or Parking Structure(s), including Building 6 and the P2 Phase 1 Parking Structure) in connection with there not being sufficient parking spaces at the Project as may be required by applicable Legal Requirements.”

5.
Operating Expenses. For the avoidance of any doubt, Tenant shall continue to be required to pay all Operating Expenses with respect to the Project, including any and all Operating Expenses relating the to P2 Phase 1 Parking Structure.

6.
Signage. Subject to Tenant obtaining all applicable governmental approvals, Tenant may install, at Tenant’s sole cost and expense, signage bearing Tenant’s name and logo on the P2 Phase 1 Parking Structure (the “P2 Phase 1 Signage”). So long as Tenant is the sole tenant of the Project, Tenant shall continue to have the right to have the P2 Phase 1 Signage on the P2 Phase 1 Parking Structure. Tenant acknowledges and agrees that the P2 Phase 1 Signage, including, without limitation, the size, color and location, shall be subject to Landlord’s signage program at the Project and all applicable Legal Requirements, and shall otherwise be reasonably acceptable to Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the P2 Phase 1 Signage, for the removal of the P2 Phase 1 Signage upon the earlier of (i) the date that Tenant is no longer the sole tenant of the Project, or (ii) at the expiration or earlier termination of the Term of the Lease, and for the repair of all damage (excluding discoloration of the façade of the P2 Phase 1 Parking Structure) resulting from such removal.

7.
Project Development Costs. Tenant acknowledges that Landlord previously entered into an agreement with DGA pursuant to which DGA provided services, for the benefit of Tenant, in connection with the master planning and entitlements for the Project (the “DGA Contract”). Tenant approved the DGA Contract and acknowledges and agrees that there are outstanding costs and fees due under the DGA Contract in the amount of $58,570.00 (the “Outstanding DGA Costs”). Tenant shall reimburse Landlord for the full amount of the Outstanding DGA Costs on or before the date that is 10 days after the mutual execution and delivery of this Fourth Amendment by the parties.

Notwithstanding anything to the contrary contained herein, immediately following the date of this Fourth Amendment, the DGA Contract shall terminate, Landlord shall have no further obligations under the DGA Contract, and Tenant shall enter into a direct contract with DGA for the remaining master planning and entitlements for the Project (the “Replacement DGA Contract”). Landlord and Tenant anticipate that the costs and fees payable under the Replacement DGA Contract and to other vendors, the City of San Diego and other third parties in connection with the master planning and entitlements for the Project will be approximately $562,500.00 (which amount has been approved by Tenant) and Tenant shall be responsible for all such costs. Tenant acknowledges that there is no guaranty that the costs and expenses incurred in connection with the master planning and entitlements for the Project will not exceed such amount, and Tenant shall be responsible for all additional costs and expenses incurred under the Replacement DGA Contract and all additional costs and expenses reasonably approved in advance by Tenant and incurred in connection with the master planning and entitlements for the Project payable to other vendors, the City of San Diego and other third parties. Notwithstanding that Tenant will directly enter the Replacement DGA Contract with DGA and that Tenant will be responsible for all of the Outstanding DGA Costs and all other costs and fees incurred in connection with the master planning and entitlements for the Project pursuant to this Section 7, Tenant shall have no right or authority to make any decisions regarding the master planning or entitlements for the Project. Tenant acknowledges and agrees that Landlord shall make all decisions regarding the master planning and entitlements for the Project, subject to Tenant’s approval which shall not be unreasonably withheld, conditioned or delayed, and Landlord shall have sole signature authority with respect to all such master planning and entitlements. Neither Landlord nor Tenant shall have any liability to the other if Landlord is not successful in obtaining the desired entitlements for the Project. Landlord shall be named as a third party beneficiary of the Replacement DGA Contract and of any warranties made by DGA under the Replacement DGA Contract. Tenant shall be responsible for paying DGA directly for all costs and fees incurred under the Replacement DGA Contract. Landlord shall have no obligation to bear any portion of the costs and fees incurred under the Replacement DGA Contract or any other costs and fees incurred in connection with the master planning and entitlements for the Project.

8.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Tenant shall be responsible for all commissions, if any, due to Cushman & Wakefield arising out of the execution of this Fourth Amendment.

9.
Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

10.
OFAC. Landlord and Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.	Miscellaneous.
a.    This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.    This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.
d.    Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.
e.    The parties intend for Tenant to be the owner during the Term of the Lease of the P2 Phase 1 Parking Structure for federal income tax purposes and neither party shall take an inconsistent position on any income tax return.
f.    Tenant acknowledges and agrees that Tenant shall not be entitled to any abatement of Rent under the Lease in connection with the construction of the P2 Phase 1 Parking Structure.
[Signatures are on the next page.]
IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.
TENANT:
ILLUMINA, INC.,
a Delaware corporation
By: /s/ Marc Stapley
Its: CAO

LANDLORD:
ARE-SD REGION NO. 32, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner
By: /s/ Gary Dean
Its: Senior Vice President, RE Legal Affairs

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